UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
PRAXAIR, INC.

Name of the Registrant as Specified In Its Charter

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[Praxair, Inc. Letterhead]
March xx, 2007
[To]
Re: Praxair, Inc. Annual Meeting —April 24, 2007
Dear [                ]
This is a request that you vote [recommend a vote] AGAINST a proposal submitted by Chris Rossi (acting through John Chevedden) calling for an annual shareholder vote on our shareholder-approved Stockholder Protection Rights Agreement (“Rights Plan”).
You may recall that in 2004, Praxair’s Board, in a progressive move, submitted that Rights Plan to a binding shareholder vote and that it passed with 77% of the votes cast in the affirmative, [including the votes cast by your institution] [based, in part, on your favorable recommendation]. You may also recall that we worked hard with [your organization and other] organizations to build into the Rights Plan features that addressed shareholder concerns over the potential for abuse of such a plan while retaining its usefulness in providing the Board time and negotiating leverage to obtain the best result for shareholders in the event of a hostile takeover attempt.
As we argue in our proxy statement filed on March 15, 2007 (a copy of which is enclosed for your convenience), we believe an annual vote on the Rights Plan is unnecessary for many reasons including the facts that (1) by its terms, the Rights Plan will expire anyway on May 2, 2009 unless re-approved by the shareholders, (2) by published Board policy, the Board will not adopt or materially amend any rights plan without submitting such action to a shareholder vote (which policy the Board followed when it submitted the current Rights Plan to a shareholder vote), (3) the Rights Plan requires, and has received, an annual review by the company’s independent directors to determine that it remains in the shareholders’ best interests, and (4) nothing has changed to justify overturning the judgment of the shareholders who voted in favor of the Rights Plan.
We trust that the company’s excellent financial and governance performance (including its constructive outreach to identify and address shareholder concerns with rights plans) justifies continued confidence in this Board’s ability and willingness to act in the shareholders’ best interests without the need for a costly shareholder vote “do-over” each year for a sunsetting, limited term rights plan.
Thank you for your consideration. I hope that you will call me at [203-xxx-xxxx] with any questions or concerns you may have.
Very truly yours,